EXHIBIT 3.02

BY-LAWS

-of-

COLONIAL COMMERCIAL CORP.
(a New York corporation hereinafter called the "Corporation")

ARTICLE I
Offices

Section 1.01. Office. The office of the Corpo-ration shall be located at such address within or without the State of New York as the Board of Directors shall fix.

ARTICLE II
Shareholders

Section 2.01. Annual Meeting. The annual meeting of shareholders for the election of directors and the transaction of such other business as may come before it shall be held on such date during the month of May and at such place within or without the State of New York, as shall be fixed by the Board of Directors.

Section 2.02. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, may be called by the President or by resolution of the Board of Directors.

Section 2.03. Quorum. The holders of one-third (1/3) of the shares entitled to vote thereat shall consti-tute a quorum at a meeting of shareholders for the trans-action of any business, provided that when a specified item of business is required to be voted on by a class or series voting as a class, the holders of one-third (1/3) of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business.

Section 2.04. Ballots. The vote upon any question before any shareholders' meeting need not be by ballot.

ARTICLE III
Directors

Section 3.01. Classes. The directors shall be divided into Common Stock Directors and Preferred Stock Directors as set forth in the Restated Certificate of Incorporation of the Corporation.

Section 3.02. Number of Directors. The number of directors which shall constitute the entire Board shall initially be nine, and shall thereafter be as fixed from time to time by the affirmative vote of a majority of the Board of Directors, including a majority of the Common Stock Directors and a majority of the Preferred Stock Directors.

Section 3.03. Term. Each director shall hold office for the term set forth in the Certificate of Incor-poration.

Section 3.04. Resignations. Any director of the Corporation may resign at any time by giving written notice to the Board of Directors, the President or the Secretary of the Corporation.

Section 3.05. Vacancies and Newly Created Directorships. Newly created Directorships resulting from an increase in the number of Directors and vacancies occur-ring in the Board of Directors for any reason shall be filled by the affirmative vote of a majority of the remain-ing Common Stock Directors, if such director is to be a Common Stock Director or by the affirmative vote of a majority of the remaining Preferred Stock Directors if such director is to be a Preferred Stock Director, whether or not a quorum shall in either event be present.

Section 3.06. Quorum of Directors.

(i)
Except as expressly provided otherwise by law or in Section 3.05 hereof, at all meetings of the Board of Directors, a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business.

(ii)
Whenever under the Certificate of Incorpo-ration, these By-laws or by law any action requires the affirmative vote of each of the Common Stock Directors and the Preferred Stock Directors, such action shall require a quorum of a majority of the Preferred Stock Directors and the Common Stock Directors, and such action shall be taken by the affirmative vote of a majority of each of the Preferred Stock Directors and the Common Stock Directors present and voting.

Section 3.07, Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be fixed by the Board of Directors and no notice thereof shall be necessary.

Section 3.08. Special Meetings. Special meetings of the Board of Directors shall be held upon notice to the directors by the Chairman of the Board, or by resolution of the Board or by waiver of notice. Unless waived, notice of each special meeting of the directors, stating the time and place of the meeting, shall be given to each director by letter, by telegram or by personal communication either over the telephone or otherwise, in each such case at least 48 hours prior to the meeting.

Section 3.09. Committees. The Board of Direc-tors will designate, from among its members, one nominating committee for the election of Preferred Stock Directors and another nominating committee for the election of Common Stock Directors. Each committee shall consist of not less than three directors. The nominating committee for Preferred Stock Directors shall be composed solely of Preferred Stock Directors, and the nominating committee for Common Stock Directors shall be composed solely of Common Stock Directors. Vacancies in the membership of each such committee shall be filled by the members of the Preferred Stock Directors or Common Stock Directors, as the case may be, to which such committee relates. The nominating committees shall keep regular minutes of their proceedings and report the same to the Board when required.

Section 3.10. Unanimous Written Consent in Place of Meeting. An action, required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all the members of the Board or com-mittee consent in writing to the adoption of a resolution authorizing the action.

Section 3.11. Meetings by Conference Telephone or Similar Device. Any meeting of the Board or a committee thereof may be conducted by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

ARTICLE IV
Officers

Section 4.01. Executive Officers. The executive officers of the Corporation shall be a Chairman of the Board of Directors, a President, a Secretary, a Treasurer, and such number of Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other officers, if any, as the Board of Directors may from time to time determine. Any officer may, but no officer need, be chosen from among the Board of Directors, except that the Chairman of the Board of Directors shall be a member of the Board of Directors.

Section 4.02. Chairman of the Board of Directors. The chairman of the Board of Directors shall preside over all meetings of the Board of Directors of the Corporation and shall perform such other and further duties as may be assigned to him from time to time by the Board of Directors.

Section 4.03. President. The President shall be the chief executive officer of the Corporation and shall have all powers customarily appertaining to his office; he shall preside at all meetings of the shareholders; he shall manage the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect, subject to the right of the Board of Directors to delegate any specific powers to any other officer or officers of the Corporation.

Section 4.04. Vice President. Any Vice President of the Corporation shall have the powers which customarily appertain to his office, and shall perform such other duties as the Board of Directors may from time to time prescribe. The Vice Presidents, if there be more than one Vice President/ shall have such seniority as may be prescribed by the Board of Directors. In case of the absence, resignation or inability to act of the President, the Vice President (or if there be more than one Vice President, the Vice President designated by the Board of Directors) shall perform the duties and exercise the powers of the President.

Section 4.05. Secretary. The Secretary shall have the duties which customarily appertain to his office.

Section 4.06. Treasurer. The Treasurer shall have the duties which customarily appertain to his office.

ARTICLE V
Capital Shares and Other Securities

Section 5.01. Form of Certificate. The shares of the Corporation shall be represented by certificates in such form as shall be determined by the Board of Directors.

ARTICLE VI
Miscellaneous

Section 6.01. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words "Corporate Seal, New York."

Section 6.02. Fiscal Year. The fiscal year of the Corporation shall be fixed from time to time by resolu-tion of the Board of Directors.

Section 6.03. Entire Board. As used in these By-Laws, "Entire Board" means the total number of directors which the Corporation would have if there were no vacancies.

Section 6.04. Section Headings. The headings of the Articles and Sections of these By-Laws are inserted for convenience of reference only and shall not be deemed to be a part thereof or used in the construction or interpretation thereof.

ARTICLE VII
Miscellaneous

Section 7.01. Amendment. These By-Laws, as now in effect or as hereafter amended from time to time, may be amended or repealed and new or additional By-Laws may be adopted only by the affirmative vote of the Board of Directors, including a majority of the Common Stock Directors and a majority of the Preferred Stock Directors, or by affirmative vote of the holders of the common stock and the holders of the Convertible Preferred Stock, voting separately by class.